UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017

Alarm.com Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37461	26-4247032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8281 Greensboro Drive, Suite 100 Tysons, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 389-4033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, in June 2016, ICN Acquisition, LLC (the “Buyer”), a wholly-owned indirect subsidiary of Alarm.com Holdings, Inc. (“Alarm.com” and, together with the Buyer, the “Company”), entered into an Asset Purchase Agreement, dated as of June 23, 2016, by and among the Company, Icontrol Networks, Inc. (“Icontrol”) and Fortis Advisors, LLC as the representative of Icontrol’s stockholders (as subsequently amended in November 2016, the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, the Company agreed to acquire two business units, Connect and Piper, from Icontrol for a purchase price of approximately $140.0 million (the “Acquisition”).

On February 22, 2017 at 12:01 a.m., the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) for the pending Acquisition, as extended by the previously disclosed timing agreement between the Company, Icontrol and the U.S. Federal Trade Commission (“FTC”), expired. The expiration of the waiting period under the HSR Act satisfies one of the conditions to the closing of the proposed Acquisition, which remains subject to other customary closing conditions as well as the closing of the acquisition of Icontrol’s Converge business unit by Comcast Cable Communications, LLC, a subsidiary of Comcast Corporation. Although the FTC has concluded its review of the proposed Acquisition, it has not concluded its review of pre-closing activities. With the expiration of the HSR Act waiting period, the parties are proceeding with activities required to close the Acquisition.

Subsequent to expiration of the HSR Act waiting period, on February 22, 2017, Honeywell International Inc. filed an action in the United States District Court for the District of New Jersey against Alarm.com and Icontrol seeking to enjoin the Acquisition as a violation of the antitrust laws. Alarm.com intends to defend itself vigorously in this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALARM.COM HOLDINGS, INC.

Date: February 23, 2017	By:	/s/ Stephen Trundle
Stephen Trundle
President and Chief Executive Officer